                                                                   EXHIBIT 99.0


Return on Equity and Asset Ratios

                                                                              At or for the year ended December 31,
                                                                       ----------------------------------------------------
                                                                            1999               1998               1997
                                                                       --------------      -------------      -------------
Return on average assets                                                         0.28%              0.83%              0.93%

Return on average equity                                                         1.63%              8.42%              9.62%

Average equity to average assets                                                17.15%              9.91%              9.65%

         For 1999, average balances were derived using average daily balances. For 1998 and 1997, average balances are derived from average monthly balances. The use of average monthly balances rather than average daily balances does not result in any material differences in the above presentation. Results are based on annual operating results, although the results applicable to periods prior to February 12, 1999 represent the activity only of the Association.